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Exhibit 2.2

3295CD IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADE AUG 27 1998 No.C 11631-97 DEAN HELLER SECRETARY OF STATE

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

MICHAEL VISION TECHNOLOGIES CORPORATION

        The undersigned, CARMINE J. BUA, does hereby certify as follows:

        1.     I constitute the sole member of the board of directors of MICHAEL VISION TECHNOLOGIES CORPORATION, a Nevada corporation.

        2.     The original Articles of Incorporation of MICHAEL VISION TECHNOLOGIES CORPORATION were filed with the Secretary of State of Nevada on May 30, 1997.

        3.     As of the date of this certificate, no stock of the corporation has been Issued.

        4.     I hereby adopt the following amendment to the Articles of Incorporation of the corporation:

ARTICLE FIRST is hereby amended to read as follows:

FIRST: The name of the corporation is:

WINQ INDUSTRIES INC.
CARMINE J. BUA Director

STATE OF CALIFORNIA	)
) ss.
COUNTY OF SAN DIEGO	)

        On August 25, 1998, personally appeared before me, a Notary Public, CARMINE J. BUA, known to me to be the person whose name is subscribed to the foregoing Certificate of Amendment of Articles of Incorporation and acknowledged that he executed the same.

(Notary Stamp or Seal)	DENISE O. COX Commission-1 Notary Public

STATE OF NEVADA Secretary of State I hereby certify that this is a true and complete copy of the document as filed in this office. AUG 28 '98 DEAN HELLER Secretary of State
By

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  Exhibit 2.2